Exhibit 1.1

FORM EXECUTION VERSION

MRS. FIELDS FAMOUS BRANDS, LLC
2855 EAST COTTONWOOD PARKWAY, SUITE 400
SALT LAKE CITY, UTAH 84121-1050

June 3, 2008

To the Holders of the Notes (as defined below) of
Mrs. Fields Famous Brands, LLC, Identified on the
Signature Pages Hereof:

This letter agreement (this “Agreement”) sets forth the terms on which the Noteholders (as defined below) agree, among other things, to support a restructuring (the “Restructuring”) by Mrs. Fields Famous Brands, LLC (“MFFB”) and Mrs. Fields Financing Company, Inc. (together with MFFB, “Mrs. Fields,” the “Company” or the “Debtors”) in accordance with the term sheet (the “Term Sheet”) attached hereto as Exhibit A, as it may be modified in accordance with the terms herein. This Agreement has been executed to evidence the support of the Restructuring by Mrs. Fields Original Cookies, Inc. (“MFOC”), which is the owner of all of the equity of MFFB.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, MFOC and each undersigned beneficial owner of, or holder of investment authority over (each, collectively with its respective affiliates and funds, a “Noteholder” and together, the “Noteholders”), the Company’s (i) 9% Senior Secured Notes due 2011 and/or (ii) 11½% Senior Secured Notes due 2011 (together, the “Notes”), intending to be legally bound, hereby agree as follows:

1.             The Restructuring. The Restructuring will principally consist of an out-of-court exchange offer (the “Exchange Offer”) and/or a pre-packaged bankruptcy case (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), as set forth in the Term Sheet. The Term Sheet contemplates that the Exchange Offer must be accepted by holders of 98% of the aggregate principal amount of the Notes (the “Minimum Percentage”); subject to waiver by the Company upon consent by holders of 66 2/3% of the aggregate principal amount of the Notes. If the Exchange Offer is not accepted by the Minimum Percentage, but is accepted by more than 2/3 in aggregate principal amount and 1/2 in number of the holders of the Notes, the Debtors shall file the Bankruptcy Case and submit the exchange materials in support of the Bankruptcy Case, thereby seeking a final order of the Bankruptcy Court confirming the Plan.

2.             The Bankruptcy Case. In the event that the Bankruptcy Case is necessary to accomplish the Restructuring, the Company shall file voluntary petitions to commence the Bankruptcy Case under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On the date that the Bankruptcy Case is commenced (the “Petition Date”), the Company shall file a plan of reorganization (the “Plan”) and a disclosure statement discussing the Plan (the “Disclosure  Statement”), both of which will incorporate the terms set forth in the attached Term Sheet.

3.             Incorporation of Term Sheet. The Term Sheet is expressly incorporated herein by reference and is made part of this Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to any such terms in the Term Sheet. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event the terms and conditions as set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions as set forth in the Term Sheet shall govern.

4.             Amendments and Modifications. Each of the parties hereto agrees to negotiate in good faith all amendments and modifications to the Restructuring, the Definitive Documents concerning the Restructuring and the transactions contemplated by the Term Sheet, as reasonably necessary and appropriate to consummate the Restructuring.

5.             Noteholder Support. Prior to the termination of this Agreement pursuant to paragraph 12 hereof, and subject to the terms and conditions of this Agreement, each Noteholder, (i) agrees to take, or cause to be taken, all actions reasonably necessary to facilitate, encourage or otherwise support the Restructuring and the transactions contemplated by the Term Sheet and (ii) agrees not to take, or cause to be taken, directly or indirectly, any action inconsistent with the consummation of, or opposing the Restructuring or the transactions contemplated by the Term Sheet, including, without limitation, the following:

(a)           Agreement to Tender. As soon as practical, but no later than the tenth business day following the commencement of the Exchange Offer, each Noteholder will tender, and will cause its affiliates and funds to tender, as appropriate, into the Exchange Offer for the consideration set forth in the Term Sheet, the aggregate principal amount and series of Notes set forth under the Noteholder’ s name below (the “Initial Notes”) in accordance with the applicable procedures set forth in the Definitive Documentation relating to the Exchange Offer.

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(b)           Agreement to Forbear. Prior to the termination of this Agreement, each Noteholder agrees (i) to neither take any action to accelerate the indebtedness due under the Notes nor direct the trustee (the “Indenture Trustee”) under the indenture governing the Notes (the “Indenture”) to pursue any other right or remedy under the Indenture, including without limitation, with respect to the Company’s cash held by the Indenture Trustee, or otherwise; provided, however, that the foregoing does not relieve the Company of its obligation to satisfy the conditions within the “Disputed Cash Held by Trustee” section of the Term Sheet with respect to the formulation of 13-week cash flow projections in order to obtain funds from the Indenture Trustee in excess of the Past Due Payments; and (ii) not to initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Notes against the Company, its subsidiaries, affiliates, directors, officers, and/or employees other than to enforce this Agreement or the Term Sheet.

(c)           Support of the Plan, Disclosure Statement and First Day Motions. Each Noteholder agrees that it will, subject to the Committee’s consent rights in this Agreement and in the Term Sheet over the form and substance of certain of the Bankruptcy Case documents, and cause its affiliates and funds to take or refrain from taking, as applicable, the following actions:

(i)            Provided that each Noteholder has been properly solicited pursuant to Bankruptcy Code sections 1125 and 1126, each Noteholder shall (i) vote, and cause its affiliates and funds to vote, in favor of the Plan and (ii) to the extent such election is available, not to elect on its ballot to preserve claims in respect of the Notes, if any, each Noteholder may own that may be affected by any releases provided for under the Plan;

(ii)           Not object to the Plan or otherwise commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by the Company in connection with the confirmation of the Plan, except to the extent that such Plan and documents are inconsistent with the Term Sheet;

(iii)          Take all reasonable actions necessary or reasonably requested by the Company to support the Plan and the transactions contemplated thereby, except to the extent that such Plan and

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contemplated transactions are inconsistent with the Term Sheet;

(iv)          Not to take any actions inconsistent with, or that would delay approval or confirmation of, the Plan, the Disclosure Statement or any related documents, except to the extent that such Plan, Disclosure Statement and related documents are inconsistent with the Term Sheet;

(v)           Support the release provisions contained in the Plan in favor of the Company, including without limitation the equity holders (both direct and indirect), officers, directors and employees of the Company and MFOC and their affiliates;

(vi)          Not to oppose the Company’s request for the entry of customary “first day” orders; or

(vii)         Not to directly or indirectly seek, solicit, support, participate in any discussions or negotiations, regarding or encourage or vote for any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company (other than as provided in the Term Sheet).

6.             Withdrawal or Revocation of Tenders or Plan Support. Each Noteholder will not, and will cause its affiliates and funds not to, withdraw or revoke (i) any tender contemplated by this Agreement or the Term Sheet unless (x) the Exchange Offer is terminated before its expiration, (y) the Exchange Offer is modified in a manner inconsistent with the Term Sheet or this Agreement without the Noteholder’s prior written consent or (z) this Agreement is terminated in accordance with its terms and (ii) any properly solicited vote to accept the Plan unless (x) the Plan is modified in a manner inconsistent with the Term Sheet or this Agreement without the Noteholder’s prior written consent or (y) this Agreement is terminated in accordance with its terms.

7.             Representations and Warranties of the Noteholders. Each Noteholder hereby represents and warrants to the Company as follows:

(a)           The Noteholder is duly organized, validly existing and in good standing under the laws of the Noteholder’s jurisdiction of organization;

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(b)           The Noteholder has the requisite power and has been duly authorized by all necessary action to execute and deliver this Agreement and to perform its obligations hereunder;

(c)           This Agreement has been duly executed and delivered by the Noteholder and constitutes the valid and binding obligation of the Noteholder, enforceable against the Noteholder in accordance with its terms; and

(d)           As of the date hereof, the Noteholder is the beneficial owner of, or holder of investment authority over, Notes in the aggregate principal amount set forth opposite the Noteholder’s name on the signature page hereof (the “Noteholder’s Notes”), and beneficially owns, or has investment authority over, no other Notes of the Company, and the registered holder and custodial party for the Noteholder’s Notes are as set forth on the signature page hereof.

8.             Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants or covenants, as appropriate, to the Noteholders as follows:

(a)           MFFB is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware;

(b)           Mrs. Fields Financing Company, Inc. and each other subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(c)           The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)           The execution, delivery and performance of this Agreement by MFFB and Mrs. Fields Financing Company, Inc. and the consummation of the transactions contemplated hereby do not contravene any applicable law, the corporate charter or bylaws or other organizational documents of MFFB or Mrs. Fields Financing Company, Inc. or any agreement or order by which their property (including the property held by the Company’s subsidiaries) is bound and will not (i) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of MFFB or Mrs. Fields Financing Company, Inc., or (ii) require the consent of any person

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under any material contractual obligation of MFFB or Mrs. Fields Financing Company, Inc.;

(e)           The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary action;

(f)            This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(g)           As used herein, the term “Financial Statements” means (i) the audited balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2007 and (ii) the unaudited balance sheet of the Company and its consolidated subsidiaries as of March 31, 2008 and the related statements of income, stockholders’ equity and cash flows for the period then ended (the “Interim Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated thereby (unless noted therein), and (ii) fairly present in all material respects the financial position and the results of operations and cash flows of the business presently being conducted by the Company and its consolidated subsidiaries as at the dates thereof and their results of operations for the periods then ended (subject, in the case of the Interim Financial Statements, to the absence of note and other audit adjustments);

(h)           As of the date hereof and as of the Effective Date neither the Company nor any of its consolidated subsidiaries have (i) any indebtedness except as reflected on the Interim Financial Statements; or (ii) any material liabilities other than as reflected on the Interim Financial Statements or as incurred in the ordinary course of business following the date of the Interim Financial Statements;

(i)            The Company (either directly or through one or more of its consolidated subsidiaries) is the exclusive owner of, is licensed to use or otherwise has the right to use, all material intellectual property necessary for the conduct of its business as currently conducted (the “Material Intellectual Property”). The Material Intellectual Property

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does not infringe the intellectual property rights or other similar rights of any third parties in any material respect, and the Company is not aware of any material claim of infringement or breach concerning the intellectual property;

(j)            The Company (either directly or through one or more of its consolidated subsidiaries) has good and indefeasible title to, or valid leasehold interests in, all of its assets, free and clear of all liens except for the liens securing the Notes or for liens that are permitted under the Indenture (the “Company Assets”). The Company Assets represent all of the assets used by the Company and its subsidiaries in the conduct of their business as currently conducted;

(k)           Except as disclosed in the Company’s annual or quarterly filings with the U.S. Securities and Exchange Commission, there are no judgments outstanding against the Company or any of its subsidiaries or affecting any property thereof nor, is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened in writing against or affecting the Company or any of its subsidiaries or any property thereof that has a reasonable risk of being determined adversely against the Company or any of its subsidiaries and that, if so determined, could reasonably be expected to have a material adverse effect on the Company;

(l)            Neither the Company nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations that includes the Company, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended) sponsors, maintains, contributes to or has any liability with respect to an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) (each a “Employee Plan”)) and neither the Company nor any member of its Controlled Group has any intention of adopting any such Employee Plan in the foreseeable future;

(m)          The Company and its subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations

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or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company; there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or any subsidiary under, or to interfere with or prevent compliance by the Company or any subsidiary with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to Noteholder; except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the knowledge of the Company, threatened proceeding, (iv) is bound by any order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any Legal Requirement relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law);

(n)           To the knowledge of the Company, neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently in violation of any applicable laws; and

(o)           During the period from the date of this Agreement and continuing until the termination of this Agreement pursuant to its terms, the Company shall, and shall cause its subsidiaries to, except in each case to the extent that the Noteholders shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as contemplated by the Term Sheet, carry on their businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their commercially reasonable

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efforts, to the extent that the Company’s liquidity permits, to (i) preserve substantially intact their present business organization, (ii) keep available the services of their present officers and key employees, (iii) keep in full force and effect all of their material insurance policies and (iv) preserve their relationships with significant customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

9.             Representations, Warranties and Covenants of MFOC. MFOC hereby represents and warrants or covenants, as appropriate, to the Noteholders as follows:

(a)           MFOC is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b)           MFOC has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)           The execution and delivery of this Agreement and the performance by MFOC of its obligations hereunder have been duly authorized by all necessary action; and

(d)           This Agreement has been duly executed and delivered by MFOC and constitutes the valid and binding obligation of MFOC, enforceable against MFOC in accordance with its terms.

10.           Service on Official Committee. Notwithstanding anything herein to the contrary, if a Noteholder is appointed to, and serves on an official committee in the Company’s Bankruptcy Case, the terms of this Agreement shall not be construed to limit the Noteholder’s exercise of its fiduciary duties in its role as a member of such official committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, serving as a member of such committee shall not relieve such Noteholder of its obligations to affirmatively support, and vote for, the Plan, on the terms and conditions set forth herein.

11.           Survival of Agreement. Each of the parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring of the Company and in contemplation of the possible commencement of the Bankruptcy Case by the Company. Accordingly, (i) the rights granted in this Agreement are enforceable by each signatory hereto

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without approval of the Bankruptcy Court, (ii) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code, and (iii) the Company hereby waives its right to assert a contrary position in the Bankruptcy Case, if any, with respect to the foregoing.

12.           Certain Conditions. Each obligation and liability of the Noteholders under this Agreement is conditioned upon (i) the accuracy in all materials respects of the representations and warranties (except for those representations and warranties qualified by “materiality” or “material adverse effect”, which shall be accurate in all respects) of the Company and MFOC set forth herein and in the Term Sheet and the performance by the Company and MFOC in all material respects of its agreements and covenants herein contained, and (ii) the Exchange Offer and the Plan not being modified in any manner unacceptable to the Committee in its sole discretion.

(a)           Termination of Agreement. This Agreement shall terminate and all of the obligations of the parties shall be of no further force or effect in the event that (i) the Exchange Offer is successful, (ii) the Plan is consummated, or (iii) this Agreement shall be terminated by the Committee, in its sole discretion, under the circumstances specified in Section IV., entitled “Restructuring Timeline,” of the Term Sheet.

13.           No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and the Noteholders who have entered into agreements with the Company substantially identical to this Agreement and no other person or entity shall be a third-party beneficiary hereof.

14.           Additional Notes, Claims and Interests Subject. Nothing in this Agreement shall be deemed to limit or restrict the ability or right of a Noteholder to acquire any additional Notes (“Additional Notes”) or other claims against or interests in the Company or any affiliate of the Company; provided, however, that in the event a Noteholder acquires any such Additional Notes (or other claims or interests) after the date hereof, such Additional Notes (and any other claims or interests) shall immediately upon such acquisition become subject to the terms of this Agreement. Each Noteholder shall promptly notify the Company of such acquisition, and such Noteholder agrees to execute and deliver within five business days of the closing of such acquisition any additional documents that the Company shall reasonably request to evidence that such Additional Notes are subject to the provisions of this Agreement as of the date of acquisition.

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15.           Transfer of Notes. Each Noteholder hereby agrees that, without the prior written consent of the Company, it will not directly or indirectly (i) sell, transfer, assign, grant an option on, or otherwise dispose of any of the Noteholder’s Notes, or (ii) grant any proxies, deposit any of the Noteholder’s Notes into a voting trust or enter into a voting agreement with respect to any of the Noteholder’s Notes, unless such transferee or other entity agrees in writing (a) to be bound by the terms of this Agreement and (b) that, if such transfer is to occur prior to the deadline established in the Exchange Offer documents or Disclosure Statement, as applicable, for casting votes on the Plan in accordance with Bankruptcy Code sections 1125 and 1126, as such deadline may be extended, such transferee or other entity or Noteholder, as the case may be, shall execute and deliver to the Company or the Company’s voting agent, if any, in accordance with the voting procedures established in the Exchange Offer documents or Disclosure Statement, as applicable, a ballot indicating acceptance of the Plan; provided, however, that, in any case, such agreement shall expressly provide that the Company is a third party beneficiary to such agreement and all of the terms provided therein. Any sale, transfer or assignment of any Note that does not comply with the foregoing shall be deemed void ab initio.

16.           Entire Agreement. This Agreement, including any exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that any confidentiality agreement executed by any party shall survive this Agreement and shall continue to be in full force and effect irrespective of the terms hereof; provided, further, however, that the parties shall enter into the Definitive Documentation to give effect to the transactions contemplated in this Agreement.

17.           Amendment or Waiver. Except as otherwise specifically provided herein, this Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and any exhibit hereto, and all negotiations relating hereto and to any exhibit hereto, shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or to

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consummate the Restructuring in accordance with the terms of this Agreement.

18.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Bankruptcy Case is commenced, each party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

19.           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.          Specific Performance. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the terms of this Agreement and, accordingly, the parties hereto agree that each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any party to comply promptly with any of its obligations hereunder.

21.           Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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22.          Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

23.          Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

24.          Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof, but shall not supersede the Definitive Documentation.

25.          Notice. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

(a)           To the Company or MFOC at:

Mrs. Fields Famous Brands, LLC

2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121-1050

Attn: Michael Ward

Telephone:    801-736-5710

Facsimile:       801-736-5944

mward@mrsfields.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, New York 10036-6522

Attn: Randall H. Doud

Telephone:    (212) 735-3000

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Facsimile:       (212) 735-2000

randall.doud@skadden.com

(b)           If to the Committee:

The addresses provided on the signature page hereto

with a copy to:

Akin, Gump, Strauss, Hauer & Feld LLP
590 Madison Avenue

New York, NY 10022-2524

Attn: Fred S. Hodara

Telephone:    (212) 872-1000

Facsimile:       (212) 872-1002

fhodara@akingump.com

with a copy to:

Akin, Gump, Strauss, Hauer & Feld LLP
Robert S. Strauss Building

1333 New Hampshire Avenue, N.W. Washington, DC 20036-1564

Attn: David M. Dunn

Telephone:    (202) 887-4000

Facsimile:       (202) 887-4288

ddunn@akingump.com

26.          Public Announcement and Bankruptcy Court Filings. The Company may disclose the existence of and nature of support evidenced by this Agreement in one or more public releases and U.S. Securities and Exchange Commission (“SEC”) filings that have first been sent to counsel for the Committee for prior approval (which approval shall not be unreasonably withheld or delayed) and in the context of any such releases or filings, the aggregate holdings of the Noteholders (but, not their identities or their individual holdings). Any party hereto may disclose the identities of the parties hereto and their individual holdings if reasonably necessary in any action to enforce this Agreement or in an action for damages as a result of any breaches hereof. Any party hereto may disclose, to the extent consented to in writing by a Noteholder, such Noteholder’s identity and individual holdings or aggregate holdings as to which it is an investment advisor or manager. To the extent required by the Bankruptcy Code, Bankruptcy Rules, Local Rules of the Bankruptcy Court or other applicable rules, regulations or procedures of the

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Bankruptcy Court or the Office of the United States Trustee, the Company may disclose the individual identities of the Noteholders and their holdings of Notes in a writing that has first been approved by counsel for the Noteholders (which approval shall not be unreasonably withheld or delayed). If the Company determines that it is required to attach a copy of this Agreement to any Definitive Documentation or an SEC filing, it will redact any reference to a specific Noteholder’s holdings unless consented to by such Noteholder as described above.

[Last Page before Signature Page]

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[Signature Pages Omitted]

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THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR BANKRUPTCY LAWS.  THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL TRANSACTION AND IS SUBJECT TO THE COMPLETION OF DUE DILIGENCE AND THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE ACCEPTABLE TO MRS. FIELDS AND THE COMMITTEE EACH IN ITS SOLE AND ABSOLUTE DISCRETION.  THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES.  THIS TERM SHEET IS CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY PARTY OTHER THAN MRS. FIELDS, THE MEMBERS OF THE COMMITTEE AND THEIR RESPECTIVE ADVISORS WITHOUT THE PRIOR WRITTEN CONSENT OF SUCH PARTIES.

MRS. FIELDS FAMOUS BRANDS, LLC AND

MRS. FIELDS FINANCING COMPANY, INC.

RESTRUCTURING TERM SHEET

JUNE 2, 2008

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed restructuring (the “Restructuring”) of Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. (collectively, “Mrs. Fields” or the “Company” or the “Debtors”) involving (i) the Company’s obligations under the “Notes” (as defined below) and (ii) the Company’s other obligations.  The Restructuring shall be completed through an out-of-court exchange offer and/or a pre-packaged Chapter 11 filing by Mrs. Fields (as debtors-in-possession) and a Plan of Reorganization confirmed under the United States Bankruptcy Code, as amended (the “Bankruptcy Code”).  The restructured company, referred to herein as “Reorganized Mrs. Fields,” will be a private company.

I.  Overview

Structure of the Transaction

This Term Sheet sets forth the outline of a proposed out-of-court exchange offer and/or pre-packaged plan of reorganization (the “Plan”) for the Company in which the holders of the Notes (the “Noteholders”) will exchange their Notes and receive in return a pro rata share of (i) the Noteholder Cash (as defined below), (ii) the New Notes (as defined below), and (iii) 87.5% of the New Common Equity (as defined below), subject to dilution for the “Management Incentive Plan” and the “Warrants”, as discussed below; provided, however, that the Noteholders may individually elect to forgo the right to receive their pro rata share of Noteholder Cash and/or New Notes in exchange for additional New Common Equity on the Effective Date (the “Conversion Election”), with the members of the Committee (as defined below) who are signatories to this Term Sheet to be in agreement with respect to the appropriate terms and mechanism for the Conversion Election prior to the commencement of the Exchange Offer; provided, further, however, that the Conversion Election, if applicable, shall not dilute the 12.5% of New Common Equity outstanding at the Effective Date or the Warrants that are to be received by Old Common Equity (as defined below) under this Term Sheet.  Creditors and interest holders in the remaining levels of the Company’s capital structure will receive, as applicable, payment in full for their claims (in cash or debt), a partial recovery on account of their claims, or no recovery on account of their interests, as set forth below.

The Definitive Documentation must be consistent with this Term Sheet and the form and the substance of such documentation shall be acceptable to Mrs. Fields and the Committee, each in its sole and absolute discretion.  For avoidance of doubt, any references in the Term Sheet to the form or substance of the Definitive Documentation being subject to the sole and absolute discretion of either the Committee or the Company may not be a basis for rejecting terms that are consistent with express terms of this Term Sheet or imposing terms that are inconsistent with express terms of this Term Sheet.

Exchange Offer

The Company shall commence an exchange offer (the “Exchange Offer”) pursuant to which holders of 98% aggregate principal amount of the Notes (the “Minimum Percentage”) must accept the terms of the exchange, as explained below, subject to waiver by the Company upon the consent by holders of 66 2/3% of the aggregate principal amount of the Notes.  If the Exchange Offer is not accepted by the Minimum Percentage, but is accepted by more than two thirds in aggregate principal amount and one half in number of the Noteholders, the Debtors shall submit the exchange materials in support of a pre-packaged bankruptcy filing.

An out-of-court restructuring through the Exchange Offer will only be possible if the Noteholders consent thereto and participate therein in a number equal to or greater than the Minimum Percentage (the “Participating Holders”).  The Company will also issue a related consent solicitation (the “Consent Solicitation”) concurrently with two Net Proceeds Offers (as defined in the indenture for the Notes (the “Indenture”)).  The Exchange Offer will strip certain covenants in the Indenture and will change the collateral arrangements for the remaining Notes to permit the incurrence of first-priority secured Indebtedness (as defined in the Indenture) for the New Notes and the working capital facility referenced below.  Participating Holders will receive their pro rata shares of the Noteholder Cash, New Notes and 87.5% of the New Common Equity, subject to dilution for the Management Incentive Plan and Warrants, if any, and subject to the Conversion Election, if applicable, each as discussed herein.

The Company and the Committee shall negotiate in good faith to determine the optimal structure for the Exchange Offer, Consent Solicitation and Net Proceeds Offers.

Definitive Documentation

The Company and the Committee shall negotiate in good faith definitive documentation concerning the Restructuring that is consistent with this Term Sheet (the “Definitive Documentation”).  The Definitive Documentation must be completed prior to commencement of the Net Proceeds Offers, Consent Solicitation and the Exchange Offer and, in addition to the other agreements referenced in this Term Sheet as being included within the Definitive Documentation, shall include the restructuring support agreement to which this Term Sheet is annexed, under which the members of the Committee will agree to participate in the Exchange Offer and provide consents under the Consent Solicitation and the Plan for all Notes currently held or in the future acquired by them.  The restructuring support agreement shall also provide for affirmative support by the holders of Old Common Equity (as defined below) for the Net Proceeds Offers, Consent Solicitation, Exchange Offer and Plan, including, without limitation, votes in favor of the Plan.

Effective Date

The “Effective Date” shall be the date on which the Exchange Offer is completed or, if a bankruptcy filing is made as provided in this Term Sheet, on the date on which the Noteholder Cash, New Notes and New Common Equity are distributed under the Plan.

Bankruptcy Cases

If a bankruptcy filing is necessary, the Debtors shall file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Cases”).  The Plan, as described herein, and the Disclosure Statement shall be filed on the same date as the bankruptcy petitions (the “Petition Date”).

Committee

The Ad Hoc Committee (the “Committee”), consisting of unaffiliated investors holding 9% and 11 1/2% Senior Secured Notes due 2011 (collectively, the “Notes”) of Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc.  The members of the Committee hold, in the aggregate, in excess of 70% of the Notes.

NexCen Stock

The “NexCen Stock” are those shares of NexCen common stock currently held as collateral by the Indenture Trustee or in escrow with Wilmington Trust Company, as the amount of such shares may be adjusted pursuant to the asset purchase agreements governing the GAC and Pretzel asset sales.

The Board of Directors of Reorganized Mrs. Fields shall determine the timing of the ultimate disposition of the NexCen Stock and the proceeds thereof shall be used to call at par, on a pro rata basis, the New Notes.

TCBY

The Board of Directors of Reorganized Mrs. Fields shall determine the ultimate disposition of TCBY Systems, LLC (“TCBY”). In the event that a sale of TCBY occurs, the proceeds thereof shall be used to call at par, on a pro rata basis, the New Notes. Notwithstanding the foregoing, the proceeds from the disposition of NexCen Stock and/or TCBY shall first be used to pay the Covered Obligations (as defined below), in each case to the extent not theretofore paid.

Indenture

The Indenture, dated as of March 16, 2004, among Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc., as issuers, The Bank of New York, as Indenture Trustee, and those certain guarantors named therein.

Note Claims

Claims of the Noteholders arising under the Indenture that shall be allowed in an amount equal to the outstanding principal amount of the Notes plus accrued and unpaid interest through the Effective Date.

Noteholder Cash

The “Noteholder Cash” is $90 million, less the amount by which the aggregate amount of professional fees and expenses incurred in connection with the Restructuring (collectively, the “Restructuring Fees”) exceed $3.5 million in the aggregate; provided, however, that MFOC shall be responsible for payment of any Restructuring Fees of Blackstone Advisory Services L.P. (“Blackstone”) , Skadden, Arps, Slate, Meagher & Flom, LLP (“Skadden”) or other Company advisor (collectively, the “Company Restructuring Fees”) to the extent that the Company Restructuring Fees exceed $3.5 million in the aggregate; provided, further, however, that fees and expenses of Skadden and Akin Gump Strauss Hauer & Feld LLP (“AG”) accrued through the date of this Term Sheet shall not be counted toward either $3.5 million cap. It is agreed that neither AG nor any other advisor engaged by or at the request of the Committee is a “Company advisor” as that term is used within this section. If the Plan is completed without the Net Proceeds Offers having been completed, the Noteholders shall receive on the Effective Date the Noteholder Cash on a pro rata basis.

Retention of CRG Partners

The Committee shall agree to maintain the Company’s ongoing retention of CRG Partners (“CRG”) as turnaround consultant. CRG’s role shall be amended to include services related to the preparation and monitoring of cash flows and advice with respect to management retention issues. The Company shall agree to pay the fees of a single professional consultant to be retained by the Noteholders whose role will be to monitor the work of CRG and who will have access to CRG, management and any requested books and records. The parties agree that the fees and expenses of CRG shall not be treated as Restructuring Fees for purposes of the foregoing section.

Disputed Cash Held by Trustee

The Company has provided the Committee with a schedule of past due rent payments and accounts payable in the estimated amount of approximately $1.9 million (the “Past Due Payments”) and, upon execution of this Term Sheet, the Committee will advise the Indenture Trustee that it is in agreement that an amount of cash required to make the Past Due Payments should promptly be released to the Company in accordance with the release request previously delivered by the Company to the Indenture Trustee. The remainder of the cash that the Company has previously requested that the Trustee release will initially remain in the Indenture Trustee’s account but the Committee will advise the Indenture Trustee that it is in agreement that additional funds should promptly be released to the Company according to a 13-week cash flow forecast to be developed by the Company, CRG and Blackstone and agreed to by the Committee within one week following the execution of this Term Sheet; provided, however, that the Committee shall have no less than 2 business days after receipt from the Company of the 13-week cash flow forecast to review and agree to such forecast. Any currently unpaid AG, Blackstone and Skadden fees and Capricorn Holdings, Inc. (“Capricorn”) payments to Blackstone not yet reimbursed by the Company shall be included in the 13-week cash flow.

Permitted MFOC Payments

Mrs. Fields’ Original Cookies, Inc. (“MFOC”) shall receive on the Effective Date approximately $1.149 million relating to advances to MFOC for lease payments and rent subsidies paid through the Effective Date. Reorganized Mrs. Fields shall make funds available to MFOC as and when needed to make future lease payments and rent subsidies in the aggregate amount of up to $1.3 million through March 2011. The amounts payable under this paragraph are in addition to the amounts paid or payable by MFFB to MFOC in respect of franchisee rent payments received by MFFB under the billing collection arrangement referred to in the section below entitled, “Certain Covenants and Representations of the Company and MFOC.”

Covered Obligations	The “Covered Obligations” are the Lehman Note, the Divestiture Taxes and one-half of the restructuring success fee payable to Blackstone (each as defined below).

Lehman Litigation

When cash to do so is available, but in any event not later than December 31, 2008, Reorganized Mrs. Fields shall make funds available to MFOC to satisfy any remaining amounts due under the terms of the settlement of the Lehman litigation, which litigation has been agreed in principle to be settled in the principal amount of $1.125 million (the “Lehman Note”).

Divestiture Taxes

Divestiture taxes resulting from the GAC and Pretzel asset sales (the “Divestiture Taxes”) shall be paid when due. The payment of the Divestiture Taxes will be included in the cash flows developed by the Company and Reorganized Mrs. Fields will receive the benefit from any net loss carrybacks. Reorganized Mrs. Fields shall assume the obligation to make any divestiture tax payments remaining as of the Effective Date.

Certain Covenants and Representations of the Company and MFOC

The Company and MFOC hereby represent that neither the Company nor its subsidiaries is a party to any agreement with MFOC or its parent entities other than those identified on the list annexed hereto as Exhibit A and that there are no liabilities from the Company or its subsidiaries to MFOC or its parent entities other than pursuant to those agreements listed on Exhibit A. Furthermore, the Company and MFOC covenant that all of the agreements on Exhibit A will be terminated on the Effective Date, with no further obligation on either side except for the Restructuring Fees, CRG fees (which shall be included in and paid under the 13-week cash flow projections), the MFOC franchise agreement for Karcher Mall in Nampa, Idaho, the billing collection arrangement under which the Company collects rental payments from franchisees and remits such payments to MFOC and the headquarters, training center and gift facility subleases, to the extent needed if the Company is not substituted as lessee for MFOC by the Effective Date.

Restructuring Fees

In the event that the Restructuring is achieved through the Exchange Offer, Reorganized Mrs. Fields shall pay the Restructuring Fees of its professionals upon closing; provided, however, that one-half of the restructuring success fee due to Blackstone shall be deferred and paid not later than December 31, 2008; provided, further, however, that if the Company Restructuring Fees exceed $3.5 million in the aggregate, MFOC shall be responsible for paying any additional Company Restructuring Fees. The Restructuring Fees of AG incurred in connection with the firm’s representation of the Committee and in connection with the implementation and consummation of the Restructuring pursuant to this Term Sheet shall be paid in full by Reorganized Mrs. Fields.

In the event that the Restructuring is achieved through the Plan, as confirmed under the Bankruptcy Code, any Restructuring Fees of the Debtors shall be payable as an administrative expense of the respective Debtor estates and shall be subject to approval in accordance with the requirements of the Bankruptcy Code; provided, however, that if the Company Restructuring Fees exceed $3.5 million in the aggregate, MFOC shall be responsible for paying any additional Company Restructuring Fees; provided, further, however, that any accrued and unpaid fees owed to Blackstone and Skadden shall be paid before the Petition Date.

The Debtors shall assume the engagement agreement of AG, dated February 15, 2008, on behalf of the Committee and pay any Restructuring Fees that arise thereunder.

New Notes	•	Issuer: Reorganized Mrs. Fields, with the optimal post-Effective Date form of entity to be determined by the Committee and Company.

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Securities Offered: Senior secured notes (the “New Notes”) in an aggregate principal amount (the “New Note Amount”) of $50 million plus the amount by which the Noteholder Cash is less than $90 million.

	•	Maturity: The first interest payment date after the fifth anniversary of Effective Date.

	•	Interest Rate: 10% per annum if paid in cash and 12% per annum for any portion paid in kind.

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Interest Payment Dates: Payable in cash semi-annually in arrears, beginning on the date stated in the New Indenture (as defined below); provided, however, that the first four interest payments are payable in kind at the option of the Company or Reorganized Mrs. Fields, as applicable. Interest shall accrue from the issue date of the New Notes.

	•	Guarantees: The New Notes shall be guaranteed by the Company’s subsidiaries.

	•	Ranking: Senior secured notes, subject to a senior secured working capital facility, if any.

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Mandatory Redemption: To include Mandatory Redemption at par, on a pro rata basis, from the proceeds (i) from an exercise of the Warrants and any equity issuance, (ii) from the disposition of TCBY, if any, and NexCen Stock after payment (or setting aside for payment) of any Covered Obligations, and (iii) remaining in the working capital reserve at the time a working capital facility is obtained by Reorganized Mrs. Fields; provided, however, that the foregoing is subject to further consideration by the Committee based upon restructuring consultant input.

	•	Change in Control Offer: Standard provisions to be agreed.

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Principal Covenants: The form of indenture under which the New Notes will be issued (the “New Indenture”) shall be included in the Definitive Documentation and shall contain covenants that are customary for high yield exit financing, including, without limitation, the following:

		•	Payment of New Notes;

		•	Maintenance of office or agency;

		•	Payment for taxes and other claims;

		•	Compliance certificates; notices of default;

		•	Waiver of stay, extension or usury laws;

		•	Repurchase upon change in control;

		•	Limitations on the incurrence of additional indebtedness;

		•	Limitations on liens;

		•	Limitations on transactions with affiliates;

		•	Subsidiary guarantees;

		•	Conduct of business;

		•	Reports to holders; and

		•	Consent payments.

	•	Additional terms to be negotiated by the Committee and Mrs. Fields.

New Indenture

That certain indenture, dated as of the Effective Date, among Reorganized Mrs. Fields as issuer, the trustee named therein and those certain guarantors named therein. The form and substance of the New Indenture shall be acceptable to Mrs. Fields and the Committee, each in its sole and absolute discretion.

Working Capital

A working capital reserve in the amount of $5 million shall be retained by Reorganized Mrs. Fields and used for working capital purposes.

At the option of the Board of Directors of Reorganized Mrs. Fields, a senior secured credit facility in an amount of no more than $10 million may be obtained and used for working capital purposes. In the event that such a working capital facility is obtained, cash that is remaining from the working capital reserve shall be used, to the extent practicable and subject to the requirements of the working capital facility provider, to call at par, on a pro rata basis, the New Notes.

New Common Equity	•

On the Effective Date of the Plan, Reorganized Mrs. Fields shall issue one class of new common equity interests (the “New Common Equity”), which will entitle each holder to a pro rata share of any dividends that are declared by Reorganized Mrs. Fields’ Board of Directors.

	•	The New Common Equity shall be the sole class of voting equity of Reorganized Mrs. Fields.

	•	Reorganized Mrs. Fields shall be a private company.

•

The holders of the equity of Reorganized Mrs. Fields will be party to an Investors’ Agreement, the form of which shall be included in the Definitive Documentation. It is anticipated that such Investors’ Agreement will include customary provisions with respect to minority interest protection rights, voting rights, tag-along rights, drag-along rights, preemptive rights, piggyback registration rights, rights of first offer and information rights.

II. Summary of Recoveries under the Plan

A. Unclassified Claims

Administrative Expense Claims

On or as soon as practicable after the Effective Date, each holder of an administrative expense claim of Mrs. Fields shall (i) receive cash equal to the full allowed amount of its claim, (ii) otherwise be left unimpaired, or (iii) be paid in the ordinary course of business, unless otherwise agreed to by such holder.

Priority Tax Claims	On or as soon as practicable after the Effective Date, each holder of a priority tax claim of Mrs. Fields will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

B. Classified Claims and Interests

Other Priority Claims

On or as soon as practicable after the Effective Date, each holder of an other priority claim of Mrs. Fields shall receive cash equal to the full allowed amount of its claim or otherwise be left unimpaired, unless otherwise agreed to by such holder.

Other Secured Claims

To the extent that any other secured claims exist, on or as soon as practicable after the Effective Date, all such secured claims of Mrs. Fields allowed as of the Effective Date, if not paid previously, shall be satisfied, in the sole discretion of the Committee, by either (i) payment in full in cash, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the

Bankruptcy Code.

Note Claims (approximately $195.7 million in principal amount plus accrued interest as of the Effective Date)

On or as soon as practicable after the Effective Date, holders of the Note Claims shall receive their pro-rata share of (i) the Noteholder Cash, (ii) the New Notes and (iii) 87.5 % of the New Common Equity, subject to dilution for the Management Incentive Plan and Warrants, if any, and subject to the Conversion Election, if applicable, each as discussed herein.

The Plan will provide that the Note Claims will be allowed in an amount equal to the outstanding principal amount under the Indenture plus accrued and unpaid interest through the Effective Date. The New Notes, the New Common Equity and the Warrants shall qualify for the protections afforded by section 1145 of the Bankruptcy Code.

General Unsecured Claims	Ride-through and unimpaired.

Intercompany Claims

On or as soon as practicable after the Effective Date, all intercompany claims will be adjusted, continued, or discharged to the extent determined appropriate by Mrs. Fields, after consultation with and approval by the Committee, with such approval not to be unreasonably withheld. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders of Reorganized Mrs. Fields.

Old Common Equity

On or as soon as practicable after the Effective Date, MFOC, as the holder of all of the common equity of Mrs. Fields (the “Old Common Equity”), shall receive in full satisfaction of the Old Common Equity interests (i) 12.5% of the New Common Equity outstanding at the Effective Date, and (ii) warrants (the “Warrants”) to purchase an additional number of shares of the New Common Equity so that, after giving effect to the exercise of the Warrants, MFOC would hold 30% of the outstanding New Common Equity, the foregoing percentages each subject to dilution on the same basis as the New Common Equity to be issued to the Noteholders (except for dilution as a result of the Conversion Election, which would only effect the New Common Equity issued to the Noteholders).

The Warrants shall be exercisable for a period of 24 months from the Effective Date. The aggregate exercise price of the Warrants is determined by first determining the sum of principal plus accrued and unpaid interest on the Notes through the Effective Date, less $140 million, divided by 87.5% (the “Initial Sum”). For example, if the Effective Date occurred on June 30, 2008, the Initial Sum would be $70.4 million. Next, an implied rate of interest equal to 10.47% (the blended interest rate of the Notes), compounded semi-annually, will be applied to the Initial Sum and computed from the Effective Date through the date of exercise (the “Compounded Sum”). The Compounded Sum is then multiplied by 25% (the dilution percentage necessary to increase MFOC’s ownership to 30%). Thus, for example, a full exercise of the Warrants would cost MFOC $17.6 million if the Effective Date occurred on June 30, 2008, and approximately $21.585 million 24 months thereafter, on June 30, 2010.

The Warrants may be exercised partially or in full and the exercise price for any partial exercise will be calculated with reference to the date of such partial exercise and the proportion that the amount of the Warrants being so exercised represents of the total amount of Warrants initially issued. The Warrants shall have customary antidilution protections. Any proceeds from any exercise of the Warrants shall be used to call at par, on a pro rata basis, the New Notes.

III. Other Relevant Considerations

Conditions Precedent

Consummation of the Restructuring transactions contemplated herein shall be subject to customary closing conditions for a transaction of this type to be set forth in the Definitive Documentation, including, in the event that a bankruptcy filing is made as provided in this Term Sheet, confirmation of the Plan.

Board of Directors of Reorganized Mrs. Fields

On the Effective Date, the Board of Directors of Reorganized Mrs. Fields shall be composed of seven members, each of whom shall be selected prior to the Effective Date. The Committee and Capricorn will have the right to designate four and two members, respectively, of the Board of Directors pursuant to an Investors’ Agreement. Reorganized Mrs. Fields’ CEO will be the seventh member.

Any strategic growth initiatives, including, without limitation, the acquisition of additional concepts and franchises and new licensing ventures, shall be determined by the Board of Directors of Reorganized Mrs. Fields.

Corporate Structure and Governance

Certificate of Incorporation, if applicable, By-Laws, and other corporate governance documents shall be set forth in the Definitive Documentation. The parties will work together in good faith prior to the commencement of the Exchange Offer to determine the optimal post-Effective Date form of entity for Reorganized Mrs. Fields.

Such documents shall provide for majority voting rights except for certain supermajority provisions that provide minority shareholder protections.

Management Incentive Plan

As soon as practicable after the Effective Date, a management incentive plan (the “Management Incentive Plan”) acceptable to the Committee shall be implemented for designated members of senior management of Reorganized Mrs. Fields.

•

The Board of Directors of Reorganized Mrs. Fields will have authority to establish the Management Incentive Plan, with warrants and/or options for up to 10% of the New Common Equity, on a fully diluted basis, being reserved for issuance to management under the Management Incentive Plan set at the same strike price as the Warrants.

Plan Filing and Sponsorship

The Plan shall be filed by Mrs. Fields as debtors-in-possession and the Committee shall be considered the sponsor and co-proponent of the Plan. The Committee shall be entitled to reimbursement of the Restructuring Fees of its legal advisors. There shall be no modification of the Plan without the explicit consent of the Committee.

Releases and Exculpation	•

To the greatest extent permissible by law, the Restructuring shall provide for the release by the Debtors of any and all claims or causes of action, known or unknown, relating to any acts or omissions, except for willful misconduct or fraud, committed by any of the following:

		•	All officers, directors, employees, legal and financial advisors, and other representatives of the Company or the Debtors, in their capacity as such;

		•	All shareholders of the Company or the Debtors or of their direct or indirect parent entities, in their capacity as such; and

		•	The Committee, including its legal advisors, in their capacity as such (collectively, the “Released Parties”).

	•	The Restructuring shall provide for the granting of mutual releases between and among all of the Released Parties, except for claims resulting from willful misconduct or fraud.

•

To the greatest extent permitted under applicable law, the Released Parties shall also not have or incur any liability for any act or omission in connection with, related to, or arising out of, the Restructuring, the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for claims resulting from willful misconduct or fraud.

Other Provisions	•

Executory contracts and unexpired leases shall be assumed or rejected pursuant to a schedule to be attached to the Disclosure Statement or Plan supplement, which shall be subject to approval by the Committee in its sole discretion.

	•	Other provisions shall be more fully disclosed in the Plan and Disclosure Statement.

IV. Restructuring Timeline

The obligation of the Committee under this Term Sheet to support the Restructuring may be terminated by the Committee if, among other things, the following events shall have occurred or, as applicable, shall not have occurred by the dates referred to in each item below, it being understood that the failure to meet any such conditions by the referenced dates may be waived by the Committee in its sole discretion:

•

If, upon the completion of diligence by AG, including without limitation, diligence with respect to the intercompany relationships between the Company, MFOC and its parent entities, the results of such diligence are materially inconsistent with the representations and covenants from the Company and MFOC herein regarding intercompany and parent entity liabilities;

•

Upon the Company experiencing a material adverse event prior to the Effective Date and the holders of a majority of the Notes held by the members of the Committee invoking such condition. For such purposes, a “material adverse effect” shall mean any circumstance, change, effect event, occurrence, state of facts or development, either alone or in combination that has a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, as measured against its financial condition or results of operations as disclosed in the Company’s filings with the U.S. Securities and Exchange Commission or delivered to the Committee in writing prior to the date hereof, other than any adverse circumstance, change or effect arising (i) out of the announcement or implementation of the Restructuring, including a bankruptcy filing on terms and conditions consistent with the terms and conditions set forth herein if one is needed, or (ii) solely from actions taken by the Noteholders in violation of this Term Sheet and the restructuring support agreement to which this Term Sheet in annexed;

•	The Exchange Offer is not commenced by June 30, 2008;

•	If required, the Petition Date shall not have occurred by August 15, 2008;

•	The Plan and Disclosure Statement are not filed on the Petition Date;

•

On the Petition Date (or as soon as practicable, but not later than one week, thereafter), Mrs. Fields fails to file any other pleadings necessary to effectuate the confirmation of the Plan on an expedited and efficient basis;

•	The hearing seeking approval of the Disclosure Statement has not occurred within 45 days of the Petition Date;

•

The Disclosure Statement, including all exhibits, appendices and related documents, or a version thereof that is not inconsistent with the terms set forth herein and acceptable to the Committee, in its sole discretion, shall not have been approved by a final, non-appealable order of the Bankruptcy Court, in form and substance acceptable to the Committee, in its sole discretion, within 60 days of the Petition Date;

•

The Plan, including all exhibits, appendices and related documents, or a version thereof that is not inconsistent with the terms set forth herein and acceptable to the Committee, in its sole discretion, shall not have been approved by an order of the Bankruptcy Court, in form and substance acceptable to the Committee, in its sole discretion, within 90 days of the Petition Date;

•	The Effective Date shall not have occurred within 120 days of the Petition Date;

•

The conversion of one or more of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of the Committee, which consent shall be provided or withheld in the Committee’s sole discretion;

•

The appointment of a trustee, receiver or examiner with expanded powers in one or more of the Bankruptcy Cases unless such appointment is made with the prior written consent of the Committee, which consent shall be provided or withheld in the Committee’s sole discretion; or

•

The amendment, modification or filing of a pleading by the Company seeking to amend or modify the Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in any manner not acceptable to the Committee, in its sole discretion.

[Signature Pages Omitted]

Exhibit A to Term Sheet

1.	Insurance Allocation Agreement
2.	Management Agreement
3.	Tax Allocation Agreement
4.	Benefits Allocation Agreement
5.	Collection Agency Agreement
6.	MFC Franchise Agreement
7.	GAC License Agreement
8.	TCBY License Agreement
9.	Pretzels License Agreement
10.	Hot Sam’s License Agreement
11.	Original Cookies License Agreement
12.	Subleases for Corporate Office, Training Center and Gifts Facility
13.	Blackstone Engagement and Indemnification Agreements
14.	CRG Engagement Agreement